Exhibit 99.1

Dyax Corp. Announces Fourth Quarter and Year End 2008 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 25, 2009--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2008. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results

Total revenues for the fourth quarter ended December 31, 2008 increased to $31.5 million versus $18.2 million for the comparable quarter in 2007. Revenues for the year ended December 31, 2008 increased to $43.4 million, as compared to $26.1 million in the comparable twelve month period in 2007. The 2008 increase was primarily due to revenue recognized in relation to license and collaboration agreements entered into during the year, including additional revenue under the Company’s Licensing and Funded Research Program (LFRP). In 2008, Dyax entered into new license and collaboration agreements for its proprietary programs that provided the Company with payments of $42.6 million, excluding agreements under its LFRP. Under these agreements, there was $24.8 million and $26.4 million of revenue recognized for the three months and year ended December 31, 2008, respectively. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of our collaborators and licensees, and the timing and completion of contractual commitments.

Research and development expenses for the fourth quarter of 2008 increased to $16.4 million, as compared to $15.4 million for the comparable period in 2007. For the year ended December 31, 2008, research and development expenses increased to $68.1 million, as compared to $64.0 million in the comparable twelve month period in 2007. The 2008 increase in research and development expenses was primarily related to higher costs associated with the development of the Company’s lead product candidate, DX-88 (ecallantide), for the treatment of hereditary angioedema (HAE), including the preparation and submission of a Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA). Other changes to research and development costs during 2008 were an increase of $4.5 million in pass-through fees related to licensees’ milestones, $2.9 million in cost savings from the closure of the Company’s Belgium research operation, $4.1 million in lower costs for the manufacture of drug material prior to FDA approval.

In the second quarter of 2008, Dyax closed its Liege, Belgium research facility. Restructuring charges and fixed asset impairments associated with this closure were $4.6 million and $352,000, respectively, during 2008.

General and administrative expenses for the fourth quarter increased to $7.0 million, as compared to $4.4 million for the comparable period in 2007. For the year ended December 31, 2008, general and administrative expenses increased to $22.7 million, as compared to $15.7 million in the comparable twelve month period in 2007. The higher general and administrative costs in 2008 were primarily due to increased infrastructure to support plans for commercialization of DX-88 for HAE.

During August 2008, Dyax entered into a $50 million loan agreement with Cowen Healthcare Royalty Partners secured by the Company’s LFRP. Proceeds were used, in part, to repurchase an existing LFRP revenue interest held by Paul Royalty Fund. In connection with this transaction, during the third quarter, the Company recorded a one-time charge of $8.3 million for the early extinguishment of the original note payable. The resulting net proceeds to the Company from the loan and repurchase were approximately $15 million, before transaction costs.

For the quarter ended December 31, 2008, due to the timing of recognition of previously deferred revenue, Dyax reported net income of $6.4 million or $0.10 per share, as compared to a net loss of $3.1 million or $0.05 per share for the comparable quarter in 2007. As revenue recognized under collaboration agreements may vary substantially from quarter to quarter, Dyax does not expect to report net income in subsequent quarters during 2009. For the year ended December 31, 2008, Dyax reported a net loss of $66.5 million or $1.08 per share, as compared to a net loss of $56.3 million or $1.06 per share for the comparable twelve month period in 2007.

As of December 31, 2008, Dyax had cash, cash equivalents, and short-term investments totaling $58.5 million, exclusive of restricted cash, which represents a $4.9 million decrease from the balance of $63.4 million at December 31, 2007.

Corporate Progress and Guidance

Gustav A. Christensen, President and Chief Executive Officer of Dyax, commented, “During the quarter, we made important progress toward our goal of bringing DX-88 to HAE patients as a treatment for their debilitating and life-threatening disease. This included FDA acceptance of our Biologics License Application, subsequent Priority Review designation and a successful pre-approval manufacturing inspection, in addition to the Pulmonary-Allergy Drugs Advisory Committee’s vote this month in favor of approval of DX-88 for treating acute HAE attacks. We continue to work closely with the FDA on the elements of a safe use program for ensuring the safe use of DX-88 for this indication.”

“Beyond our HAE program,” continued Mr. Christensen, “a number of achievements were attained that further recognize the value potential of DX-88 and our proprietary antibody technology, phage display. We made progress in the preparations for evaluating DX-88 in two other angiodemas, acquired and drug-induced. Furthermore, DX-88’s therapeutic potential was extended by a license to Fovea Pharmaceuticals for its use in ophthalmic indications. This is a second development and commercialization partnership for DX-88 completed in the past year. In relation to our Licensing and Funded Research Program, we recently concluded an antibody library license and funded research agreement with Biogen Idec for access to phage display, extending our relationship with them for several additional years. We will continue to build on the momentum of the past year through this pivotal stage for Dyax.”

2009 Guidance

George Migausky, Executive Vice President and Chief Financial Officer of Dyax, stated, “In 2008, we completed partnerships and financial transactions which brought in more than $85 million in cash to the Company. With these deals, our net cash consumption in 2008 was $5 million. We expect to continue to manage our cash burn by completing additional partnerships, collaborations and strategic transactions. At this time, we believe there are resources at Dyax to fund operations through 2009.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, February 25, 2009
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-953-0762
International callers, dial 617-399-3492
Passcode 69206150
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through March 25, 2009 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 30990771. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development. Dyax’s lead product candidate is DX-88 (ecallantide), a recombinant small protein that is currently being evaluated for its therapeutic potential in two separate indications. On November 21, 2008, the U.S. Food and Drug Administration (FDA) accepted for filing the Company’s Biologics License Application for approval of DX-88 for the treatment of hereditary angioedema (HAE) and designated the application for Priority Review. DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S., for the treatment of acute attacks of HAE. Additionally, DX-88 is being evaluated for the prevention of blood loss during on-pump cardiothoracic surgery (CTS) through Dyax’s partner, Cubist Pharmaceuticals. Dyax licensed to Cubist the intravenous formulation of DX-88 for surgical indications in North America and Europe. DX-88 and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Dyax is headquartered in Cambridge, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp. These statements include statements regarding Dyax’s future cash resources, its projected use of cash, its projected revenue, the progress of the FDA’s review of DX-88, and the prospects for future collaborations for the Company. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: the timing and results of clinical trials and regulatory review of Dyax’s product candidates, intense competition (including in the areas of DX-88’s planned indications), the novel nature of Dyax’s product candidates, Dyax’s dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products, the uncertainty of negotiations with potential partners and collaborators. Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are registered trademarks of Dyax Corp. EDEMA4 is a registered service mark of Dyax.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands, except share and per share data)

Product development and license fee revenues	$31,465	$18,171	$43,429	$26,096

Operating expenses:
Research and development	16,436	15,375	68,077	64,010
less: Research and development expenses reimbursed
by joint venture	-	-	-	(7,000)
Equity loss in joint venture	-	-		3,831
Liege restructuring costs	-		4,631	-
Impairment of fixed assets	-	-	352	-
General and administrative	7,018	4,364	22,663	15,740
Total operating expenses	23,454	19,739	95,723	76,581

Income (loss) from operations	8,011	(1,568)	(52,294)	(50,485)
Other expense, net	(1,593)	(1,501)	(5,910)	(5,824)
Loss on extinguishment of debt	-	-	(8,264)	-

Net income (loss)	$6,418	$(3,069)	$(66,468)	$(56,309)

Basic and diluted net income (loss) per share	$0.10	$(0.05)	$(1.08)	$(1.06)

Shares used in computing basic net income (loss) per share	62,974,171	60,417,201	61,626,095	53,072,993

Shares used in computing dilulted net income (loss) per share	63,210,448	60,417,201	61,626,095	53,072,993

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

		December 31,	December 31,
		2008	2007
		(In thousands)
Assets
Cash, cash equivalents and short-term investments		$58,460	$63,411
Accounts receivable, net		4,692	4,118
Other current assets		2,470	2,563

Total current assets		65,622	70,092

Fixed assets and intangibles, net		6,565	8,815
Other non-current assets		2,888	4,708

Total assets		$75,075	$83,615

Liabilities and Stockholders' Equity (Deficit)

Current liabilities		$24,886	$16,977
Deferred revenue		20,686	5,675
Note payable and other long-term debt		49,547	31,467

Total liabilities		95,119	54,119

Common stock and additional paid-in capital		334,712	317,900
Accumulated deficit and other comprehensive income		(354,756)	(288,404)

Total stockholders' equity (deficit)		(20,044)	29,496

Total liabilities and stockholders' equity (deficit)		$75,075	$83,615

CONTACT:
Dyax
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations
njones@dyax.com